[German American Bancorp shield]

GERMAN AMERICAN BANCORP
 711 Main Street
Jasper, Indiana
(812) 482-1314

Offer to Purchase

Up to 1,000,000 of its
Common Shares, No Par Value
(including the associated preferred share purchase rights)

At a Purchase Price of $20.00 Per Share

Net to the Seller in Cash

THE OFFER TO PURCHASE, PRORATION PERIOD AND WITHDRAWAL
RIGHTS EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME, ON
MARCH 14, 2003 UNLESS THE OFFER TO PURCHASE IS EXTENDED

         You may direct questions or requests for assistance regarding completion of the Letter of Transmittal or other tender offer materials to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials from the Dealer Manager at the address and telephone number set forth on the back cover of this Offer to Purchase, and such copies will be furnished promptly at our expense. You may contact Terri Eckerle of our shareholder relations department toll free at (800) 482-1314 for assistance regarding this Offer to Purchase. You may also contact your local broker, dealer, bank or trust company for assistance concerning this Offer to Purchase.

         We have not authorized anyone to make any recommendation on our behalf as to whether shareholders should tender shares pursuant to the Offer to Purchase. We have also not authorized anyone to give any information or to make any representations in connection with the offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any such recommendation or representations to you or gives you other such information in connection with the offer, you should not rely upon them as having been made or given under our authority or the authority of the Dealer Manager.

The Dealer Manager for this offer is:

DONNELLY, PENMAN, FRENCH, HAGGARTY & CO.

The date of this Offer to Purchase is February 7, 2003

SUMMARY

         We (German American Bancorp) are inviting you to sell your common shares back to us for cash. Set forth below is a summary of the material terms of our offer. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of our offer. We have included section references to direct you to a more complete description of the topics in this summary.

•
We are offering to purchase, at a price of $20 per share, up to 1,000,000 of our shares (approximately 9% of our outstanding common shares), including the associated preferred share purchase rights. We reserve the right to purchase up to an additional 225,000 common shares (representing approximately two percent of the outstanding common shares), subject to applicable legal requirements. See “Number of Shares; Priority of Purchases; Odd Lots; Proration” beginning on page 1 of this Offer to Purchase.

•
You must determine whether to sell shares and how many shares you are willing to sell. See “Number of Shares; Priority of Purchases; Odd Lots; Proration” beginning on page 1, and “Material Federal Income Tax Consequences” beginning on page 20, of this Offer to Purchase. Neither the Company, the Dealer Manager nor the Depositary make any recommendation to you in this connection. See “Recent Developments; Purpose of the Offer; Certain Effects of the Offer” beginning on page 7 of this Offer to Purchase.

•
On January 29, 2003, the day before our first public announcement of our intention to make this Offer, the closing price for our shares on the NASDAQ National Market System was $15.55 per share. On February 3, 2003, the closing price for our shares on NASDAQ was $18.91 per share. We encourage you to obtain current market quotations for our common shares. See “Share, Trading Price and Dividend Information” beginning on page 14 of this Offer to Purchase.

•
We are not obligated to purchase all of the shares that you might tender in our offer if more than 1,000,000 shares are tendered. If more shares are tendered to us than we are obligated to purchase and we do not purchase all of those shares, we will first purchase shares from all holders of “odd lots” of less than 100 shares who properly tender all of their shares, and will then purchase shares from all other shareholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in “Conditional Tender of Shares” beginning on page 12 of this Offer to Purchase. We expect to announce final results on any proration within seven to ten trading days following the expiration date. See “Number of Shares; Priority of Purchases; Odd Lots; Proration” beginning on page 1 of this Offer to Purchase.

•
Our offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to other conditions. See “Certain Conditions of the Offer” beginning on page 12 of this Offer to Purchase.

•
If you hold physical certificates representing your shares and wish to tender your shares, you must deliver them, together with a completed Letter of Transmittal, to the UMB Bank, N.A., as depositary prior to the expiration of the offer. If your shares are held in street name by a broker, dealer, bank, trust company or other nominee, you must instruct the nominee to tender your shares. If you hold shares in book-entry form under our Dividend Reinvestment and Direct Share Purchase Plan and wish to tender those shares, you must separately so indicate in the boxes provided on a completed Letter of Transmittal. If you acquired shares under our Employee Stock Purchase Plan which are held by UMB Bank, N.A. as the custodial agent, or shares are held for your account by the Trustee of our Employees’ Profit Sharing Plan (our 401(k) plan), you must take separate actions in order to cause those shares to be tendered on your behalf. See “Procedure for Tendering Shares” beginning on page 3 of this Offer to Purchase.

•
The offer is scheduled to expire on March 14, 2003, at 5:00 p.m., Central Standard Time, but we may choose to extend it at any time. If our offer is extended, we will make a public announcement before 9:00 a.m., Eastern Standard Time, on the first business day after the offer was scheduled to expire. See “Cancellation, Extension, Termination and Amendment” beginning on page 23 of this Offer to Purchase.

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•
If you tender your shares and change your mind, you may withdraw your shares at any time before our offer expires, which is currently scheduled to be March 14, 2003. In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after April 4, 2003. To properly withdraw your shares, you must timely deliver a written notice of your withdrawal to the Depositary at the address or facsimile number appearing on the back cover page of this Offer to Purchase. The information required and the method of notification differs, depending on how you hold your shares. See “Withdrawal Rights” beginning on page 9 of this Offer to Purchase.

•
We are making this offer because we believe that the purchase of the common shares on the terms and conditions outlined in this Offer to Purchase would result in a more optimal capital structure. By reducing the amount of our equity capital and the number of our outstanding shares, we anticipate that we can increase our return on equity and earnings per share, assuming continued profitability. We believe that our offer will provide liquidity to you (particularly if you, because of the size of your shareholdings, might not be able to sell your shares in the stock market without potential disruption to the share price) by giving you an opportunity to sell all or part of your investment in our shares on potentially more favorable terms than would otherwise be available. See “Recent Developments; Purpose of the Offer; Certain Effects of the Offer” beginning on page 7 of this Offer to Purchase.

•
If you choose not to tender any or all of your shares in our offer (or you tender your shares but not all of your shares are purchased by us), each of your shares will represent a proportionately greater percentage interest in our equity capital and in our future earnings and losses. Each of your shares will also have a reduced book value as a result of our purchase of other shares in the offer at the offer price. Our purchase of shares in the offer will reduce the number of our shares that are owned by shareholders who are not related to our directors and officers. This could result in lower share prices or reduced liquidity in the trading market for common shares in the future. See “Recent Developments; Purpose of the Offer; Certain Effects of the Offer” beginning on page 7 of this Offer to Purchase.

•
Our offer could result in an increase, or a decrease, in the percentage of our shares that are beneficially owned by our directors and executive officers, depending upon the number of shares that they tender and the number of shares that are tendered by other shareholders. Our directors and executive officers beneficially own about 1,750,000 shares, and many of them have indicated that they do not intend to participate in our offer. Certain directors and executive officers, however, who beneficially own almost 850,000 of these shares (and have the right to purchase additional shares by exercising stock options) have not yet decided whether to tender their shares to us or how many of their shares they might tender. These individuals have indicated a firm intent to tender fewer than 10,000 of their shares. See “Recent Developments; Purpose of the Offer; Certain Effects of the Offer” beginning on page 7 of this Offer to Purchase.

•
If you are a registered shareholder and tender your shares directly to the Depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See “Purchase of Shares and Payment of the Purchase Price” beginning on page 11 of this Offer to Purchase.

•
The surrender of shares by a shareholder to us pursuant to the offer will generally be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder’s particular facts and circumstances, and, accordingly, each shareholder should consult his or her own tax advisor. Shareholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons. See “Material Federal Income Tax Consequences” beginning on page 20 of this Offer to Purchase.

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TABLE OF CONTENTS

Section 1.	Number of Shares; Priority of Purchases; Odd Lots; Proration	1

Section 2.	Procedure for Tendering Shares	3

Section 3.	Recent Developments; Purpose of the Offer; Certain Effects of the Offer	7

Section 4.	Withdrawal Rights	9

Section 5.	Purchase of Shares and Payment of the Purchase Price	11

Section 6.	Conditional Tender of Shares	12

Section 7.	Certain Conditions of the Offer	12

Section 8.	Share, Trading Price and Dividend Information	14

Section 9.	Information about German American Bancorp	15

Section 10.	Information about our Directors, Executive Officers and Controlling Shareholders	17

Section 11.	Source and Amount of Funds	19

Section 12.	Recent Transactions in our Shares	20

Section 13.	Material Federal Income Tax Consequences	20

Section 14.	Effect of the Offer on the Market for our Shares; Registration under the Securities Exchange Act of 1934	22

Section 15.	Legal Matters; Regulatory Approvals	23

Section 16.	Cancellation, Extension, Termination and Amendment	23

Section 17.	Fees and Expenses	24

Section 18.	Where You Can Find Additional Information	25

Section 19.	Miscellaneous	25

Exhibit A —	Press Release issued by German American Bancorp on January 30, 2003

FORWARD-LOOKING STATEMENTS

         This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain certain statements that are not historical facts and constitute projections, forecasts or other forward-looking statements. These statements may be identified by the use of words or phrases, such as “believes,” “anticipates,” “expects,” or words of similar meaning. Similarly, statements that describe our future plans, objectives, outlooks, targets or goals are also forward-looking statements. These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Specific factors that might cause such a difference, include, but are not limited to, factors discussed in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2001, under the heading “Forward-Looking Statements” and in similarly-headed discussions and other disclosures included in our Form 10-Q reports filed during 2002 with the Securities and Exchange Commission (the “SEC”). Shareholders and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on those statements.

Section 1.    Number of Shares; Priority of Purchases; Odd Lots; Proration

General

         On the terms and subject to the conditions of our offer, as set forth in this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 1,000,000 of our common shares for a purchase price of $20.00 per share, net to the seller in cash, without interest. Shares properly tendered and not withdrawn will be purchased at the purchase price upon the terms and subject to the conditions of our offer, including the odd lot, proration and conditional tender provisions described below.

         The term “Expiration Date” means 5:00 p.m., Central Standard Time, on March 14, 2003, unless and until we, in our sole discretion, extend the period of time for which our offer will remain open by giving oral or written notice to UMB Bank, N.A., the depositary for our offer (the “Depositary”). If our offer is extended, we will make a public announcement before 9:00 a.m., Eastern Standard Time, on the first business day after the offer was scheduled to expire. If extended by us, the term “Expiration Date” means the latest time and date at which our offer, as extended, expires. See Section 16. All shares tendered and not purchased because of proration or the conditional tender procedures will be returned to you at our expense as soon as practicable following the Expiration Date.

         Subject to Section 16, in accordance with the rules of the SEC, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed an additional 225,000 shares (or, if less, 2% of our outstanding common shares), without amending or extending our offer. Although we presently intend to consider making such additional purchases, our decision whether to purchase additional shares, and how many of such additional shares are purchased, will depend upon our assessments, at the time that we must make our decision regarding the purchase of any such additional shares, of general market, economic and business conditions, and of our financial condition, results of operations, liquidity and capital resources. This offer is not conditioned on any minimum number of shares being tendered. This offer is, however, subject to certain other conditions. See Section 7.

         All shares purchased pursuant to this offer will be purchased at the purchase price. All shares not purchased pursuant to this offer, including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase, will be returned to the tendering shareholders at our expense as promptly as practicable following the Expiration Date.

         Tendering shareholders will not be obligated to pay any charges or expenses of the Depositary for our offer, or any brokerage commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of shares pursuant to this offer will be paid by the Company.

         This Offer to Purchase, the related Letter of Transmittal, and the Notice of Guaranteed Delivery will be mailed to record holders of our common shares and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of our common shares.

Priority of Purchases

         Upon the terms and subject to the conditions of our offer, if 1,000,000 or fewer shares are properly tendered and not properly withdrawn on or prior to the Expiration Date, we will purchase all properly tendered shares at the purchase price.

         Upon the terms and subject to the conditions of our offer, if more than 1,000,000 shares are validly tendered and not withdrawn on or prior to the Expiration Date, and we do not elect to purchase all of such shares in excess of 1,000,000 shares, we will purchase validly tendered shares in the following order of priority:

•
First, we will purchase shares properly tendered and not properly withdrawn on or prior to the Expiration Date by or on behalf of any shareholder (a) who owned, beneficially or of record, an aggregate of fewer than 100 shares as of January 30, 2003, and continues to own beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 shares and (b) who validly tenders all of such shares and completes the box captioned “Odd Lots” on the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. Partial and conditional tenders, and shares held pursuant to the Company’s Employees’ Profit Sharing Plan (our 401(k) plan), will not qualify for this preference.

•
Second, after the purchase of all the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, we will purchase shares from all other shareholders who properly tender shares, on a pro rata basis with appropriate adjustment to avoid fractional shares. As a result, we will purchase the same percentage of shares tendered from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

•
Finally, if necessary to permit us to purchase the desired number of shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 6. To be eligible for purchase by random lot shareholders whose shares are conditionally tendered must have tendered all of their shares.

Odd Lots

         By accepting this offer, a qualifying shareholder owning beneficially or of record fewer than 100 shares (generally known as an odd lot) will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such shares in a transaction effected on a securities exchange, and will also be entitled to a preference in the event that more than 1,000,000 shares are tendered to us under our offer. For purposes of the preference provisions of our offer, the term “Odd Lots” means all shares properly tendered on or prior to the Expiration Date and not withdrawn by any person (an “Odd Lot Holder”) (a) who owned, beneficially or of record, an aggregate of fewer than 100 shares as of January 30, 2003, and continues to own beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 shares, and (b) who certifies his current qualification as an Odd Lot Holder in the box captioned “Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shares held pursuant to the Company’s Employees’ Profit Sharing Plan (our 401(k) plan) are not counted as “odd lots” for this purpose. All Odd Lots shares, as determined on the basis of certifications in the Letters of Transmittal and other information available to the Company on the Expiration Date, will be accepted for purchase before proration, if any, of other tendered shares. To qualify for this preference, a qualifying shareholder must tender all applicable shares in accordance with the procedures described in Section 2. Any shareholder wishing to tender all of the shareholder’s shares pursuant to this preference for Odd Lots should complete the box captioned “Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Instruction 8 on the Letter of Transmittal. Partial or conditional tenders will not qualify for this preference, and it is not available to beneficial or record holders who hold an aggregate of 100 or more shares, even if the holders have separate stock certificates for fewer than 100 shares. The Company’s interpretation of whether or not a shareholder qualifies for the Odd Lots preference will be conclusive and binding.

Proration

         If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than Odd Lot Holders, subject to the conditional tender provisions described in Section 6. This ratio will be applied to shareholders tendering shares to determine the number of shares, rounded up to the nearest whole share, that will be purchased from each shareholder pursuant to our offer.

         Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 2, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from Donnelly, Penman, French, Haggarty & Co., the dealer manager for our offer (the “Dealer Manager”), and may be able to obtain this information from their brokers.

         As described in Section 13, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. In addition, shareholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

Section 2.    Procedure for Tendering Shares

         To tender shares pursuant to our offer, either (1) or (2) below must occur:

(1)
A properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) certificates for the shares to be tendered must be received by the Depositary at such address, (ii) the shares must be delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of the delivery received by the Depositary, in each case on or prior to the Expiration Date, or (iii) in the case of shares registered in book-entry form under the Company’s DRP, the appropriate instructions regarding the DRP shares must be properly indicated in the boxes on the Letter of Transmittal.

(2)	You must comply with the guaranteed delivery procedure set forth below.

         In cases where shares are tendered by a registered holder of the Company’s common shares who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” beginning on the Letter of Transmittal, all signatures on the letters of transmittal must be guaranteed by an “eligible institution.” An “eligible institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

         A tender of shares pursuant to the procedures described in this Section will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of our offer.

         The method of delivering all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at your election and risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

         All deliveries in connection with our offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us or the book-entry transfer facility. Any documents delivered to us or the book-entry transfer facility will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

         The Depositary will establish an account with respect to the shares at the trust department of UMB Bank, N.A., referred to in this Offer to Purchase as “the Depositary,” for purposes of our offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Depositary’s system may make book-entry delivery of shares by causing the Depositary to transfer such shares into the Depositary’s account in accordance with the Depositary’s procedure for such transfer. Even though delivery of shares may be effected through book-entry transfer into the Depositary’s account at the Depositary, either (1) or (2) below must occur for a valid tender:

(1)
A properly completed and duly executed Letter of Transmittal or a manually signed copy thereof, or an agent’s message, as defined below, together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer on or prior to the Expiration Date.

(2)	You must comply with the guaranteed delivery procedures set forth below.

         Delivery of the Letter of Transmittal (or other required documentation) to the Depositary does not constitute delivery to the Depositary.

         The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

         A "trading day" is any day on which NASDAQ is open for business.

Delivery Procedures for Shares Held by Agent Under the Employee Stock Purchase Plan

         If you have in the past acquired shares in the Company’s Employee Stock Purchase Plan and your shares are held by UMB Bank, N.A., as custodial agent under that plan, you may not tender your shares directly. Instead, UMB Bank, N.A. will provide you with a form and separate instructions as to how you may direct it, as custodial agent, to tender shares that it may hold for you under this plan for purchase under this offer. You should return the form and any other required documents to UMB Bank, N.A., in sufficient time to permit it to forward a tender document with respect to all of this plan’s tendered shares to the Depositary prior to the Expiration Date of our offer. If you hold any shares in addition to shares you hold under this plan and you wish to tender the additional shares as well, you should separately follow the procedures set forth elsewhere in this Offer to Purchase and the related Letter of Transmittal with respect to the tender of the additional shares.

Delivery Procedures for Shares Held by Trustee under the Employees' Profit Sharing Plan (our 401(k) plan)

         If you hold any shares under the German American Bancorp Employees’ Profit Sharing Plan (our 401(k) plan), you may not tender your shares directly. Instead, you will be mailed special instructions by Fidelity Management Trust Company, the trustee of the plan, or its designee. You must follow the instructions of the trustee, or its designee, if you wish the trustee to tender those shares on your behalf. If you hold any shares in addition to shares you hold under this plan and you wish to tender the additional shares as well, you should separately follow the procedures set forth elsewhere in this Offer to Purchase and the related Letter of Transmittal with respect to the tender of the additional shares.

Guaranteed Delivery

         If you want to tender your shares pursuant to our offer but your share certificates are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your shares if all the following conditions are met:

•	the tender is made by or through an eligible institution;

•
the Depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase; and

•	the Depositary receives, within three trading days after the date of its receipt of the Notice of Guaranteed Delivery,

°	the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above,

°	a properly completed and duly executed Letter of Transmittal or facsimile of it, or an agent's message in the case of a book-entry transfer, and

°	any other documents required by the Letter of Transmittal.

         In any event, the exchange of the purchase price for shares tendered and accepted for purchase pursuant to our offer will be made only after timely receipt by the Depositary of certificates for the shares, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the Expiration Date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our offer (including this Offer to Purchase, the Letter of Transmittal and its instructions and other offer materials) will be final and binding. Neither we, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

Procedure for Shares Held By Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

         If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the broker, dealer, commercial bank, trust company or other nominee if you wish to tender your shares. You should contact your broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the Depositary by the Expiration Date of our offer.

Your Representations and Warranties; Our Acceptance Constitutes an Agreement

         It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period, the person so tendering:

•	has a “net long position” equal to or greater than the amount of (x) shares tendered or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

•	will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

         Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

•	you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4, and

•	the tender of shares complies with Rule 14e-4.

         Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

Federal Backup Withholding Tax

         Under the United States federal backup withholding tax rules, 30% of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding.

         Certain shareholders (including, among others, all corporations and certain foreign shareholders in addition to foreign corporations) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an appropriate Internal Revenue Service form in the Form W-8 series (W-8 BEN, W-8 ECI, W-8 EXP, W-8 IMY) (“Form W-8”) or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. The applicable form can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal.

         To prevent federal backup withholding tax equal to 30% of the gross payments made to shareholders for shares purchased under our offer, each shareholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the shareholder’s correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the Letter of Transmittal.

         Each shareholder is urged to consult with his or her own tax advisor regarding his, her or its qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

         For a discussion of United States federal income tax consequences to tendering shareholders, see Section 13.

Lost, Stolen or Destroyed Certificates

         If your certificate(s) for part or all of your shares have been lost, stolen, misplaced or destroyed, indicate that fact on the Letter of Transmittal, which should then be delivered to the Depositary after being otherwise properly completed and duly executed. In such event, the Depositary will forward additional documentation necessary be completed in order to effectively replace the certificate(s). The Depositary will require that you purchase a surety bond from an insurance company in order to replace the certificates, and that you pay the premium charged for that bond in an amount equal to two percent of the market value of the certificates to be replaced. Therefore, you should carefully search for your certificates before declaring that certificates are lost, stolen, misplaced or destroyed. See Instruction 12 of the Letter of Transmittal.

Section 3.    Recent Developments; Purpose of the Offer; Certain Effects of the Offer

Recent Developments

         On January 30, 2003, the Company issued a press release disclosing its financial results for the quarter and year ended December 31, 2002 and the declaration of its quarterly cash dividend, and including an unaudited summary consolidated balance sheet and income statement as of, and for the three and twelve months ended, December 31, 2002. This press release is attached to this Offer to Purchase as Exhibit A, and you are urged to read this press release in its entirety.

         On January 28, 2003, our board of directors declared a $0.14 per share cash dividend, which is payable on or before February 20, 2003, to shareholders of record on February 10, 2003. Because shares tendered under the offer will be outstanding as of the record date for this cash dividend, shareholders who tender shares under the offer will receive this dividend, regardless of whether or not some or all of their shares are purchased by us under this offer.

Purpose of the Offer

         We believe that the purchase of shares is an attractive use of a portion of our available capital on behalf of our shareholders. Our current capital base significantly exceeds the amount of capital that is required by applicable regulatory standards, and the amount of capital needed to support our current and anticipated future operations. As interest rates have declined to 50-year lows, the incremental current earnings on this excess capital is quite low. We therefore believe that the excess capital has had a detrimental effect on the level of the Company’s return on equity and earnings per share. Other actions previously employed, including periodic open market purchases of shares and quarterly cash dividends, have enhanced shareholder value, but capital remains at high levels.

         After a thorough evaluation of a variety of alternative uses of our excess capital, management and the board of directors have determined that a repurchase of our own shares at this time on the terms and conditions of this offer would be in the best interests of our shareholders. Assuming continued profitability, we believe that the repurchase of shares pursuant to this Offer to Purchase has the potential to increase our return on equity and earnings per share by reducing the amount of equity capital and the number of shares outstanding. Our statements, in this paragraph and elsewhere, regarding our expectations that our purchase of shares pursuant to the offer have the potential to increase our return on equity and earnings per share are forward-looking statements. With respect to these statements, readers are cautioned that the Company’s expectations regarding enhanced earnings per share and return on equity as a result of the offer assume that the Company purchases the maximum number of shares that it is seeking to purchase at the offer price, and that the Company’s earnings and financial condition are not materially different from its recent earnings and current financial condition, except to the extent that earnings and financial condition are affected by the purchase of the shares pursuant to the offer. Readers are further cautioned that a variety of factors could cause the Company’s actual results to differ from those described herein, including general and local economic conditions, interest rate changes, risks associated with acquisitions, credit risks, regulatory risks and competition. For a more complete description of factors that could cause future results to differ from those described in forward-looking statements, see the discussion captioned “Forward-Looking Statements” on page 1 of this Offer to Purchase and the documents referred to in that discussion.

         We believe the offer may be attractive from the perspective of our shareholders, for the following reasons:

•
The offer provides shareholders who are considering a sale of all or a portion of their shares the to sell their shares pursuant to the offer for cash without the usual transaction costs associated with market sales.

•
Any Odd Lot Holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to the Company, but also will avoid any applicable odd lot discounts payable on sales of odd lots.

•
The offer also may give shareholders liquidity (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) by giving them the opportunity to sell their shares at the purchase price, which price is greater than market prices prevailing immediately prior to our first announcement of our intention to commence the offer.

•	To the extent the purchase of shares in the offer results in a reduction in the number of shareholders of record, the costs to us for services to shareholders will be reduced.

•	The offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest in the Company.

Shareholders who determine not to accept the offer will increase their proportionate interest in their relative equity interests in the Company, and thus in the Company’s future earnings (or losses), subject to increased risks resulting from higher leverage and the Company’s right to issue additional shares and other equity securities in the future.

         The offer also presents some potential risks and disadvantages to the Company and our continuing shareholders.

•
The offer will result in a decrease in the amount of cash and investments held by the Company. However, we expect that the decreased capital will continue to be considered adequate as measured by government regulations for a “well capitalized” financial institution. (See Section 9, “Information About German American Bancorp”). We also expect that our cash flow derived from dividends from our subsidiaries, and our access to other sources of capital, will be adequate to service our obligations to our lender that we may incur in order to finance the purchase of shares under the offer (see Section 11 “Source and Amount of Funds”) and to fund our operations for the foreseeable future. Our expectations in these regards are forward-looking statements, and our actual experience may differ significantly from our expectations. There can therefore be no assurance that our action in utilizing a significant portion of our capital in this manner will not aversely affect our ability to operate profitably or absorb possible losses in future periods or to continue our stock repurchase program after the conclusion of the offer. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. For a discussion of factors that could cause our expectations regarding profitability, cash flow, and capital resources to be affected, see “Forward-Looking Statements” on page 1 of this Offer to Purchase and the documents referred to in that discussion.

•
The book value of the Company’s common shares will decline as a result of the purchase of shares in the offer. As of December 31, 2002, the book value per share of our common shares was $9.12. Assuming that the 1,000,000 shares sought to be purchased by us had been acquired on such date on the terms and conditions of the offer, the adjusted book value per share as of that date would have been $8.05. Assuming that we had elected to purchase an additional 225,000 shares as of that date (as we may elect to do if more then 1,000,000 shares are tendered), the adjusted book value per share as of that date would have been $7.79.

•
The offer will reduce the “public float” (the number of shares owned by outside shareholders and available for trading in the securities markets). This may result in lower stock prices or reduced liquidity in the trading market for common shares in the future.

Certain Effects of the Offer

         Shareholders who do not tender their shares pursuant to our offer and shareholders who otherwise retain an equity interest in the Company (including as a result of a partial tender of their shares, or a proration pursuant to the offer or a conditional tender the condition for which was not satisfied) will own a greater percentage interest in the Company with the attendant risks and rewards associated with owning the equity securities of the Company.

         Our purchase of shares may result in an increase, or decrease, in the percentage of our outstanding shares that is beneficially owned by our directors and executive officers, depending on the number of shares tendered by our executive officers and directors and the number of shares tendered by our other shareholders.. As of January 24, 2003, our directors and executive officers may be deemed to have beneficially owned an aggregate of 1,749,574 shares (including shares held by certain relatives and other associates, and also including an aggregate of 163,505 shares that the directors and executive officers had the right to purchase under stock options), representing approximately 15.0% of our outstanding shares. See Section 10, “Information about our Directors, Executive Officers and Controlling Shareholders.”

         Prior to the commencement of our offer, several of our directors and executive officers, who in the aggregate beneficially own almost 850,000 shares (not including additional shares that they have the right to purchase under stock options) advised the Company that they had not yet decided whether or not to tender (or to influence their associates to tender) their shares, except with respect to 9,128 shares held by certain associates of theirs that they expected would be tendered. Each of the other executive officers and directors of the Company has advised us that he and his associates do not intend to tender their shares in the offer. Our directors and executive officers, however, may in fact tender a greater or lesser number of shares under our offer than they have indicated to us prior to the commencement of the offer, depending in part on their personal assessment of market, economic or business conditions existing at the Expiration Date and other personal factors.

         Assuming that exactly 1,000,000 shares had been tendered to us and purchased under our offer as of January 24, 2003, of which, alternatively, 100,000 shares, 425,000 shares and 850,000 shares had been tendered by our directors and executive officers or their associates, the percentage beneficial ownership of our outstanding shares held by our directors and executive officers in the aggregate would have changed from approximately 15.0 % to approximately 15.5%, 12.5%, and 8.5%, respectively. Assuming the same alternative numbers of shares tendered by our directors and executive officers as in the preceding sentence, but assuming instead that 2,000,000 shares had been tendered and that exactly half of such shares had been purchased by us from each of our tendering shareholders, then the percentage beneficial ownership of our outstanding shares held by our directors and executive officers in the aggregate would have changed from approximately 15.0% to approximately 16.0%, 14.5%, and 12.5%, respectively.

         Our board of directors has approved this offer, and we have engaged the Dealer Manager to contact our shareholders in order to assure that they are aware of the terms and conditions of our offer and to solicit their consideration of such terms and conditions. However, neither we nor our board of directors, nor the Dealer Manager or Depositary, makes any recommendation as to whether a shareholder should tender or refrain from tendering his or her shares, and neither we nor our board of directors has authorized any person to make any such recommendation. Shareholders are urged to evaluate carefully all information contained in this offer, consult their own investment and tax advisors and make their own decision whether to tender shares and, if so, how many shares to tender.

         The shares we purchase pursuant to this offer will be restored to the status of authorized and unissued shares, or will become treasury stock, and will be available for issuance by the Company in the future without further shareholder action, except as may be required by applicable law or the rules applicable to companies whose shares are traded on NASDAQ or any other securities exchange on which the shares may be listed, for purposes including the acquisition of other businesses, the raising of additional capital for use in our businesses and the satisfaction of obligations under existing or future employee benefit plans. We currently have no plans for the issuance of shares purchased pursuant to our offer.

Section 4.    Withdrawal Rights

         Shares tendered pursuant to our offer may be withdrawn at any time prior to the time the offer expires on the Expiration Date. Thereafter, tenders are irrevocable, except that, unless earlier accepted for purchase in the offer, shares tendered may also be withdrawn at any time after April 4, 2003. If the Company extends the period of time during which the offer is open, is delayed in purchasing shares or is unable to purchase shares pursuant to the offer for any reason, then, without prejudice to the Company’s rights under the offer, the Depositary may, on behalf of the Company, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer. In the event of any modification of the terms of the offer, additional withdrawal rights will be available and announced. Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, and our determination will be final and binding. Neither we, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, withdrawn shares may be re-tendered by following one of the procedures described under Section 2 at any time prior to the Expiration Date.

Withdrawal of Shares Held in Physical Form

         For a withdrawal to be effective, a holder of shares held in physical form must provide a written, transmission notice of withdrawal to the Depositary at its address set forth on the back cover of this offer before the Expiration Date, which notice may be by facsimile and must contain: (A) the name of the person who tendered the shares; (B) a description of the shares to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing shares; (D) the signature of such shareholder executed in the same manner as the original signature on the Letter of Transmittal including a signature guarantee by an eligible institution (i.e., a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934) unless the shares have been tendered for the account of any eligible institution; and (E) if the shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

Withdrawal of Shares with the Book-Entry Transfer Facility

         For a withdrawal to be effective, a holder of shares held with the book-entry transfer facility must (i) call his or her broker and instruct such broker to withdraw the tender of shares by debiting the Depositary’s account at the book-entry transfer facility for all shares to be withdrawn; and (ii) instruct the broker to provide a written, transmission notice of withdrawal to the Depositary on or before the Expiration Date. The notice of withdrawal may be by facsimile and must contain:

•	the name of the person who tendered the shares;

•	a description of the shares to be withdrawn; and

•
if the shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

Withdrawal of Shares Tendered Under the Company's Dividend Reinvestment and Direct Share Purchase Plan

         For a withdrawal to be effective, a holder of shares held in book-entry form under the Company’s Dividend Reinvestment and Direct Share Purchase Plan (“DRP”) that has previously tendered the DRP shares to the Depositary by marking one of the boxes on the face page of the Letter of Transmittal must provide a written, transmission notice of withdrawal to the Depositary before the Expiration Date, which notice may be by facsimile and must contain: (A) the name of the person who signed the Letter of Transmittal that provided the instruction to tender the shares; (B) a description of the shares to be withdrawn; (C) the signature of such shareholder executed in the same manner as the original signature on the Letter of Transmittal including a signature guarantee by an eligible institution (i.e., a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934) unless the shares have been tendered for the account of any eligible institution; and (D) if the shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of DRP shares previously tendered.

Section 5.    Purchase of Shares and Payment of the Purchase Price

Acceptance

         Upon the terms and conditions of our offer, as soon as practicable following the Expiration Date, we will, subject to the proration and conditional tender provisions of our offer, accept for payment, pay for, and purchase shares properly tendered and not properly withdrawn. The acceptance for purchase and the purchase of shares validly tendered and not withdrawn will be made as soon as practicable after all the conditions to our offer have been satisfied or waived. For purposes of our offer, we will be deemed to have accepted for purchase and thereby acquired tendered shares as, if, and when we give oral or written notice to the Depositary of our acceptance of the tenders of such shares.

         IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THIS OFFER, WE WILL PAY SUCH INCREASED CONSIDERATION FOR ALL SUCH SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

         In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten trading days after the Expiration Date.

Depositary

         We will pay for shares that we have purchased in the offer by depositing the aggregate purchase price with the Depositary. Delivery of the aggregate purchase price in exchange for shares pursuant to our offer will be made by the Depositary by check as soon as practicable after receipt of our notice of acceptance. The Depositary will act as agent for tendering shareholders for the purpose of receiving the purchase price from us and remitting the same to tendering shareholders. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE. In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for such shares (or of a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility), a properly completed and duly executed Letter of Transmittal or a manually signed copy thereof, with any required signature guarantees, or in the case of a book-entry delivery, an agent’s message, and any other required documents.

         We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to our offer. However, payment of the purchase price to any person other than the registered holder or registration in the name of any person other than the registered holder of any shares delivered, whether in certificated form or by book entry, but not tendered or purchased, may result in additional stock transfer taxes. Moreover, additional stock transfer taxes may also result if tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, unless the person is signing in a representative or fiduciary capacity. The amount of any additional stock transfer taxes, whether imposed on the registered holder or otherwise, payable on account of the transfer to such person, will be deducted from the purchase price unless satisfactory evidence of the payment of the additional taxes, or exemption therefrom, is submitted. See Instruction 6 to the Letter of Transmittal.

         Any tendering shareholder or other payee who fails to complete fully, sign, and return to the Depositary the substitute Form W-9 included with the Letter of Transmittal may be subject to federal income backup withholding tax of 30% of the gross proceeds paid to the shareholder or other payee under our offer. See Section 2. Also see Section 13 regarding additional United States federal income tax consequences.

Return of Certificates

         If any tendered shares are not accepted for purchase pursuant to the terms and conditions of our offer for any reason, or if certificates are submitted for more shares than are tendered, or if we should cancel the offer because any other condition of our offer is not satisfied or waived, certificates for the unpurchased shares will be returned to the tendering shareholder by the Depositary as soon as practicable following consummation, cancellation, or termination of our offer.

Section 6.    Conditional Tender of Shares

         Under the circumstances described above in Section 1, we may prorate the number of shares purchased pursuant to our offer. Shareholders may wish to tender their shares, but only on the condition that all or some other minimum number of their shares are purchased. In addition, as discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender and how many shares to tender. The conditional tender alternative allows a shareholder to tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal—which may be all of the shares tendered—must be purchased if any of the shareholder’s tendered shares are purchased. The conditional tender alternative is made available so that a shareholder may: (i) know with certainty the number of his or her shares, if any, that will be purchased pursuant to our offer (provided his or her shares are properly tendered and the condition of his or her tender is otherwise satisfied); or (ii) seek to structure the purchase of shares pursuant to our offer in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Each shareholder is urged to consult with his or her own tax advisor.

         If you wish to make a conditional tender you must indicate so in the box captioned “Conditional Tenders” in the Letter of Transmittal or, if applicable, in the Notice of Guaranteed Delivery. You also must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 1,000,000 shares (or such larger number as we may elect in our sole discretion to purchase, but not greater than the lesser of an additional 225,000 shares or an additional amount equal to two percent of our shares then outstanding) have been properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

         After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below the aggregate number of shares that we are obligated to purchase, or elect to purchase, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase the aggregate number of shares that we are obligated to purchase or elect to purchase. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

         All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased, will be returned as soon as practicable after the Expiration Date at our expense.

Section 7.    Certain Conditions of the Offer

Offer Subject to Conditions

         Notwithstanding any other provisions of our offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered, and may cancel, terminate or amend our offer as provided herein if any of the following conditions are not satisfied or waived on or before the Expiration Date.

Avoidance of Rule 13e-3 Transaction Condition

         The Company may amend or terminate the offer, and will not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a “going private transaction” under Rule 13e-3 of the SEC, that is,

•	if our purchase of shares pursuant to this offer would result in our common shares being held of record by fewer than 300 persons; or

•	if our purchase of shares pursuant to this offer would result in our common shares no longer being authorized for trading on NASDAQ.

         As of January 30, 2003, there were approximately 3,300 record holders of our shares.

         This condition is a nonwaivable condition to our offer.

No Legal Prohibition Condition

         The Company will not be obligated to close the offer if a preliminary or permanent injunction, decree or order has been entered by any governmental authority, or another legal restraint or prohibition is in effect, which enjoins, restrains or prohibits our offer or, in the Company’s reasonable judgment, could materially and adversely affect the business, condition, financial or other, income, operations or prospects of the Company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of our subsidiaries or materially impair this offer’s contemplated benefits to us.

         As of the date of this Offer to Purchase, no such injunction, decree, order, restraint or prohibition exists, nor to the Company’s knowledge has any of the foregoing been threatened. However, we can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future. In any event, this condition is a nonwaivable condition to our offer.

Material Adverse Change Condition

         The Company will not be obligated to close our offer if, after the date of this Offer to Purchase, any of the following has occurred:

•	the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the commencement or escalation of a war, armed hostilities, acts of terrorism, or any other national or international crisis directly or indirectly involving the United States;

•
any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company might materially affect, the extension of credit by banks or other lending institutions in the United States;

•
any significant decrease in the market price of the shares of the Company or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the shares;

•	in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

•
any decline in the Dow Jones Industrial Average, the S&P 500 Composite Index, the American Stock Exchange Composite Index or the NASDAQ Bank Index by an amount in excess of 10% measured from the close of business on the day before the date of this Offer to Purchase; or

•
any change after the date of this Offer to Purchase in the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole judgment of the Company, is or may be materially adverse to the Company and its subsidiaries taken as a whole.

The Company is not aware of any such event having occurred. In any event, the Company reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, on or before the Expiration Date.

No Competing Offer Condition

         The Company will not be obligated to close our offer if, after the date of this Offer to Purchase, a tender or exchange offer with respect to some or all of the shares (other than our offer), or merger, acquisition proposal or other business combination for the Company has been proposed, announced or made by another person or the Company has learned that:

•
any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this Offer to Purchase); or

•
any such person or group that on or prior to the date of this Offer to Purchase had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or

•	any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, reflecting an intent to acquire the Company or any of the shares.

The Company is not aware of any such event having occurred. In any event the Company reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, prior to the expiration date.

Effect of Failing to Satisfy Conditions

         If any of the conditions have not been satisfied or, if waivable, waived by the Expiration Date, we may elect either to: (i) extend the Expiration Date and our offer and retain all shares tendered until the Expiration Date of the offer as extended, subject to the right of a tendering shareholder to withdraw his or her shares; (ii) waive the conditions (other than the condition regarding going private and the condition regarding no legal prohibitions), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or (iii) terminate our offer and purchase none of the shares and return all tendered shares. The Company will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived.

Section 8.    Share, Trading Price and Dividend Information

Shares Outstanding

         As of January 31, 2003, we had outstanding 11,460,662 common shares, no par value. The 1,000,000 common shares that we are offering to purchase represent approximately 9% of our issued and outstanding common shares as of January 31, 2003. Assuming that we had purchased all 1,000,000 common shares that we are offering to purchase as of that date, the number of our issued and outstanding common shares would have been reduced to 10,460,662 shares. If greater than 1,000,000 common shares are properly tendered and not withdrawn by the Expiration Date, we may elect to purchase some or all of such additional shares, but in any event we may not purchase an additional amount greater than the lesser of 225,000 shares, or two percent of our outstanding common shares. Assuming that we had purchased 1,225,000 shares as of January 31, 2003, the number of our issued and outstanding common shares would have been reduced to 10,235,662 .

Share Prices

         German American Bancorp’s stock is traded on NASDAQ under the symbol GABC. The quarterly high and low closing prices for the Company’s common stock as reported by NASDAQ, restated for all stock dividends, are set forth in the table below.

                    Year and Quarter               Low           High
                    ----------------               ---           ----

          2003
          ----
          1st Quarter*.......................   $  15.55      $  19.10

          2002
          ----
          4th Quarter........................   $  15.26      $  18.00
          3rd Quarter........................   $  15.42      $  17.71
          2nd Quarter........................   $  15.24      $  17.62
          1st Quarter........................   $  15.05      $  16.43

          2001
          ----
          4th Quarter........................   $  14.01      $  17.62
          3rd Quarter........................   $  13.65      $  17.24
          2nd Quarter........................   $  10.93      $  14.60
          1st Quarter........................   $  11.00      $  14.60

* January 1 through February 3.

         On January 29, 2003, the day immediately prior to the first public announcement by the Company of its intention to make this offer, the closing price of the Company’s stock as reported by NASDAQ was $15.55 per share. On February 3, 2003, the closing price of the Company’s stock as reported by NASDAQ was $18.91 per share. We urge you to obtain current quotations of the market price of our common shares.

Section 9.    Information about German American Bancorp

General

         German American Bancorp, a financial services company, operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, and Spencer and a business lending center in Evansville, Indiana. The Company also operates German American Financial Advisors & Trust Company as well as four independent insurance agencies located throughout its market area. The Company’s lines of business include retail and commercial banking, mortgage banking, comprehensive financial planning, full service brokerage and trust administration, title insurance, and a full range of personal and corporate property and casualty insurance products.

Information Incorporated by Reference

         The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us. We incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2001;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

•	Our Current Report on Form 8-K dated January 30, 2003.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Offer to Purchase are also incorporated by reference in this Offer to Purchase and are considered to be a part hereof from the date of filing of those documents.

         You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s internet website at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 711 Main Street, Jasper, Indiana 47546, telephone: (812) 482-1314; attention Shareholder Information. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Plans or Proposals

         From time to time we evaluate opportunities to expand our business through affiliation with other banking, insurance or financial services companies, through mergers or other business combination transactions, and in that connection we engage from time to time in discussions with companies that are in those lines of business. All of such discussions as of the date of this Offer to Purchase were preliminary in nature, and the Company and its subsidiaries are not presently actively engaged in negotiations with respect to price or structure of any such business combination. Except for the potential effects of the purchase of shares on our capital structure and indebtedness and other effects of the offer as described in this Offer to Purchase, and the planned reduction in size of our board of directors immediately following our 2003 annual meeting of shareholders due to the retirement of Mr. Graham and Mr. McCormick from their service on our board of directors at the expiration of their current terms at that annual meeting, we currently have no plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction (such as a merger, reorganization or liquidation) involving the Company or any of our subsidiaries;

•	any purchase, sale, or transfer of a material amount of the assets of the Company or any of our subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of, the Company;

•
any change in our present board of directors or management (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer);

•	any other material change in our corporate structure or business;

•	our common shares to cease to be authorized to be traded on NASDAQ;

•	our common shares (or associated preferred share purchase rights) becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	any changes in our articles of incorporation or bylaws or other actions that could impede the acquisition of control of the Company.

Notwithstanding the foregoing, we consider from time to time, and may in the future consider opportunities to take such actions.

Agreements Involving Our Securities

         The Company is not aware of any agreement, arrangement or understanding, whether or not legally enforceable, between the Company (or any executive officer or director of the Company) and any other person with respect to any securities of the Company, except for the terms and provisions of the Company’s DRP, Employee Stock Purchase Plan, Employees’ Profit Sharing Plan (our 401(k) plan), and shareholder rights plan, and except for the terms and provisions of stock options granted by the Company pursuant to its 1992 Stock Option Plan and its 1999 Long Term Equity Incentive Plan. Information regarding the number of presently-exercisable options granted to our directors and executive officers under its 1992 and 1999 plans is included in Section 10, “Information about our Directors, Executive Officers and Controlling Shareholders.” Additional information regarding all of the above plans and option grants thereunder is included in our documents filed with the SEC that are incorporated herein by reference. See “Information Incorporated by Reference,” above in this Section 9.

Section 10.    Information about our Directors, Executive Officers and Controlling Shareholders

Identity of Directors and Executive Officers

         The directors and executive officers of the Company are identified in the Securities Ownership table below. The business address of all executive officers and directors is the same as that of the Company, which is 711 Main Street, Jasper, Indiana 47546. Mr. Astrike and Mr. Schroeder are the only two directors who are also executive officers of the Company.

         The executive officers of the Company are:

George W. Astrike	Chairman of the Board
Mark A. Schroeder	President and Chief Executive Officer
Clay W. Ewing	Executive Vice President - Retail Banking
Stan J. Ruhe	Executive Vice President - Credit Administration
Kenneth L. Sendelweck	Secretary and Treasurer
Bradley M. Rust	Senior Vice President - Accounting and Finance

Securities Ownership

         The following table sets forth certain information regarding the Company’s shares beneficially owned on January 24, 2003 by each director and executive officer of the Company, and by all directors and executive officers of the Company as a group. To the best of our knowledge, no person beneficially owned as of January 24, 2003, five percent or more of our outstanding common shares.

                                              Amount and Nature
Name of Individual and                          of Beneficial        Percent
Number of Persons in Group                       Ownership(1)        of Class
--------------------------                    -----------------      --------

George W. Astrike                                 104,614 (2)             *
David G. Buehler                                  428,118 (3)            3.7%
David B. Graham                                   110,278 (4)             *
William R. Hoffman                                119,422 (5)            1.0%
J. David Lett                                     262,432 (6)            2.3%
C. James McCormick                                 37,822 (7)             *
Gene C. Mehne                                      16,862 (8)             *
Robert L. Ruckriegel                              360,419 (9)            3.1%
Mark A. Schroeder                                  40,439 (10)            *
Larry J. Seger                                     77,867 (11)            *
Joseph F. Steurer                                  46,235 (12)            *
Chet L. Thompson                                   30,463 (13)            *
Michael J. Voyles                                  57,403 (14)            *
Clay W. Ewing                                      12,886 (15)            *
Stan J. Ruhe                                       21,884 (16)            *
Kenneth L. Sendelweck                              15,925 (17)            *
Bradley M. Rust                                     6,505 (18)            *
All directors and executive officers
  as a group (17 persons)                      1,749,574 (19)           15.0%

*Less than one percent.

(1)   Shares beneficially owned include shares that the indicated individual had the right to purchase by exercise of stock options on January 24, 2003, but only to the extent that such right was presently exercisable as of January 24, 2003 or would become exercisable within 60 days thereafter.

(2)   Includes 78,553 shares that Mr. Astrike has the right to purchase upon the exercise of stock options.

(3)   Includes 9,152 shares held jointly by Mr. Buehler and his wife; 19,784 shares held by the David G. Buehler Charitable Trust; 390,623 shares held by Buehler Foods, Inc., of which Mr. Buehler is Chief Executive Officer and majority shareholder; and 4,525 shares that Mr. Buehler has the right to purchase upon the exercise of stock options.

(4)    Includes 19,598 shares owned by Mr. Graham’s wife and 4,525 shares that Mr. Graham has the right to purchase upon the exercise of stock options.

(5)   Includes 33,357 shares owned by Mr. Hoffman’s wife and 4,525 shares that Mr. Hoffman has the right to purchase upon the exercise of stock options.

(6)   Includes 794 shares held joint by Mr. Lett and his wife; 1,604 shares owned by Mr. Lett’s wife; 250,410 shares held by Mr. Lett’s mother; and 2,152 shares that Mr. Lett has the right to purchase upon the exercise of stock options.

(7)   Includes 120 shares owned by Mr. McCormick’s wife and 4,525 shares that Mr. McCormick has the right to purchase upon the exercise of stock options.

(8)   Includes 2,823 shares owned by Mr. Mehne’s wife; 1,628 shares held in the Mehne Farms, Incorporated Qualified Plan; and 4,525 shares that Mr. Mehne has the right to purchase upon the exercise of stock options.

(9)   Includes 157,399 shares owned by Mr. Ruckriegel’s wife; 131,957 shares held by limited partnerships controlled by Mr. Ruckriegel and his wife; and 4,525 shares that Mr. Ruckriegel has the right to purchase upon the exercise of stock options.

(10)   Includes 5,508 shares held jointly by Mr. Schroeder and his wife and 15,100 shares that Mr. Schroeder has the right to purchase upon the exercise of stock options.

(11)   Includes 8,200 shares held jointly by Mr. Seger and his wife; 105 shares held jointly by Mr. Seger and his son; 105 shares held jointly by Mr. Seger and his daughter; 32,558 shares owned by certain corporations of which Mr. Seger is an executive officer; and 4,525 shares that Mr. Seger has the right to purchase upon the exercise of stock options.

(12)   Includes 5,534 shares held in trust by Mr. Steurer’s wife; 30,724 shares held in trust by Mr. Steurer; and 4,525 shares that Mr. Steurer has the right to purchase upon the exercise of stock options.

(13)   Includes 3,342 shares owned by Mr. Thompson’s wife; 7,372 shares held jointly by Mr. Thompson and his wife; 7,182 shares held by Mr. Thompson’s wife in an IRA account; and 4,525 shares that Mr. Thompson has the right to purchase upon the exercise of stock options.

(14)   Includes 2,533 shares held jointly by Mr. Voyles and his wife; 33,773 shares held by a generation skipping trust of which Mr. Voyles is trustee; and 4,525 shares that Mr. Voyles has the right to purchase upon the exercise of stock options.

(15)   Includes 5,577 shares that Mr. Ewing has the right to purchase upon the exercise of stock options.

(16)   Includes 2,443 shares owned jointly by Mr. Ruhe and his wife and 10,321 shares that Mr. Ruhe has the right to purchase upon the exercise of stock options.

(17)   Includes 4,850 shares held jointly by Mr. Sendelweck and his wife and 5,991 shares that Mr. Sendelweck has the right to purchase upon the exercise of stock options.

(18)   Includes 5,944 shares held jointly by Mr. Rust and his wife and 561 shares that Mr. Rust has the right to purchase upon the exercise of stock options.

(19)   Includes an aggregate of 163,505 shares that the members of the group have the right to purchase upon the exercise of stock options.

         None of our subsidiaries owns of record or beneficially any of our shares, excluding 97,942 shares (representing less than one percent of our outstanding shares) that are held by the nominee of our trust company subsidiary, German American Financial Advisors & Trust Company (“GAFA”), in trust or fiduciary accounts. GAFA’s address is the same as our address. Of these 97,942 shares, GAFA has sole or shared investment discretion as fiduciary over an aggregate of 68,823 shares, and therefore may be deemed to beneficially own such shares.

         Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares during the 60 days prior to the date of this Offer to Purchase, except (a) a single purchase of four shares for the account of an executive officer of one of the Company’s subsidiaries under our Employees’ Profit Sharing Plan (our 401(k) plan) in December 2002, in accordance with previous elections in effect and patterns of contribution, (b) purchases by the Company from the trustee of its Employees’ Profit Sharing Plan of 354 shares on December 21, 2002, and 69 shares on January 8, 2003, at $16.75 and $15.95, respectively, and (c) issuances and sales by the Company to such trustee of 81 shares on December 9, 2002, and 57 shares on December 24, 2002, at $16.26 and $16.75, respectively. We expect that our directors and executive officers (and directors and executive officers of our subsidiaries) and their respective associates who participate in our DRP will continue to participate in our DRP and will therefore continue to purchase shares after the date of this Offer to Purchase and prior to the expiration of the offer, in accordance with the terms of the DRP and their respective elections in effect and present patterns of contribution and reinvestment.

         Directors, executive officers and their associates reserve the right to tender their shares under the offer, for themselves, or for accounts for which they have sole or shared investment power. For information regarding their present expectations regarding tendering, see Section 3, “Recent Developments; Purpose of the Offer; Certain Effects of the Offer.”

Section 11.    Source and Amount of Funds

         Assuming the Company purchases the maximum of 1,000,000 shares that we are obligated to purchase pursuant to the offer at a purchase price of $20.00 per share, the Company expects the maximum aggregate cost to be approximately $20,288,000, including estimated fees and expenses of approximately $288,000. If as many as 1,225,000 shares are tendered under the offer and the Company elects to purchase all of the additional 225,000 shares, the Company expects the maximum aggregate cost to be approximately $24,806,000, including estimated fees and expenses of approximately $306,000.

         The Company intends to fund approximately $15,000,000 of the purchase of shares pursuant to the offer and the payment of related fees and expenses by applying cash and investments currently held by the Company and dividends to be paid to the Company by its subsidiaries during February and March 2003.

         If the Company requires more than $15,000,000 in order to purchase shares validly tendered under the offer and pay related fees and expenses, the Company expects to finance the additional funds requirements by drawing against a $10,000,000 revolving line of credit that it proposes to establish with Bank One, N.A., Chicago, Illinois (“Bank One”). Bank One has issued a commitment letter to the Company to establish the revolving line of credit for the purpose of funding stock repurchases and working capital needs, with a proposed maturity date for the repayment of principal and all accrued unpaid interest of two years from the date of establishment. In accordance with that commitment letter, interest on the unpaid balance of the loan is expected to be payable quarterly at a rate of 90-day LIBOR plus 125 basis points and there is expected to be a commitment fee on the unused balance of 15 basis points per annum. Establishment of the credit facility is subject to the execution and delivery of a mutually acceptable loan agreement, which is expected to include usual and customary covenants, including an agreement by the Company not to incur other debt without Bank One’s consent, an agreement that the Company will not pledge to others its investments in its subsidiaries, and an agreement to maintain its capital and the capital of its subsidiaries at “well capitalized” levels as that term is defined by bank regulatory agencies.

         The Company expects to repay any amounts advanced to it by Bank One under the line of credit on or before its maturity through future dividends to be received from its subsidiaries.

         The offer is not contingent on financing.

Section 12.    Recent Transactions in our Shares

         To our knowledge, there have been no transactions in our common shares by us or by any of our directors, executive officers or controlling shareholders or by any executive officer or director of any of our subsidiaries within the 60 day period preceding the date of this Offer to Purchase, except as described in Section 10.

Section 13.    Material Federal Income Tax Consequences

General

         The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of shares pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws (such as certain financial institutions, foreign shareholders, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

         Each shareholder should consult his or her own tax advisor as to the particular United States federal income tax consequences to that shareholder tendering shares pursuant to the offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

Characterization of the Surrender of Shares Pursuant to the Offer

         The surrender of shares by a shareholder to us pursuant to the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder’s particular facts and circumstances. Under Section 302 of the Code, the surrender of shares by a shareholder to us pursuant to the offer will be treated as a “sale or exchange” of such shares for United States federal income tax purposes (rather than as a distribution by us with respect to the shares held by the tendering shareholder) if the receipt of cash upon surrender (i) is “substantially disproportionate” with respect to the shareholder, (ii) results in a “complete redemption” of the shareholder’s interest in the Company, or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder (each as described below).

         If any of the above three tests is satisfied, and the surrender of the shares is therefore treated as a “sale or exchange” of such shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder’s tax basis in the shares surrendered pursuant to the offer. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shares have been held for more than one year.

         If none of the above three tests is satisfied, the tendering shareholder will be treated as having received a distribution by us with respect to the shareholder’s shares in an amount equal to the cash received by the shareholder pursuant to the offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of our current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of our current or accumulated earnings and profits will be treated as a return of the shareholder’s tax basis in the shares, and then as gain from the sale or exchange of the shares. If a shareholder is treated as having received a dividend distribution by the Company with respect to his or her shares, the shareholder’s tax basis in his or her remaining shares will generally be adjusted to take into account the shareholder’s remaining basis in the shares tendered.

Constructive Ownership

         In determining whether any of the three tests under Section 302 of the Code is satisfied, shareholders must take into account not only the shares that are actually owned by the shareholder, but also shares that are constructively owned by the shareholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that the shareholder has the right to acquire by exercise of an option or by conversion.

Proration

         Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the offer will meet any of the three tests under Section 302 of the Code.

Section 302 Tests

         Generally, the receipt of cash by a shareholder will be “substantially disproportionate” if the percentage ownership of the outstanding shares in the Company actually and constructively owned by the shareholder immediately following the surrender of shares pursuant to the offer is less than 80% of the percentage ownership of the outstanding shares actually and constructively owned by the shareholder immediately before the sale of shares pursuant to the offer. Shareholders should consult their tax advisors with respect to the application of the “substantially disproportionate” test to their particular situation.

         The receipt of cash by a shareholder will be a “complete redemption” if either (i) the shareholder owns no shares in the Company either actually or constructively immediately after the shares are surrendered pursuant to the offer, or (ii) the shareholder actually owns no shares in the Company immediately after the surrender of shares pursuant to the offer and, with respect to shares constructively owned by the shareholder immediately after the offer, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. A director, officer or employee of the Company is not eligible to waive constructive ownership under the procedures described in Section 302(c) of the Code.

         Even if the receipt of cash by a shareholder fails to satisfy the “substantially disproportionate” test or the “complete redemption” test, a shareholder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the shareholder’s surrender of shares pursuant to the offer results in a “meaningful reduction” in the shareholder’s interest in the Company. Whether the receipt of cash by a shareholder will be “not essentially equivalent to a dividend” will depend upon the individual shareholder’s facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” Shareholders expecting to rely upon the “not essentially equivalent to a dividend” test should consult their own tax advisors as to its application in their particular situation.

Corporate Shareholder Dividend Treatment

         If a sale of shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% or more of the dividend under Section 243 of the Code, subject to other applicable limitations. Corporate shareholders should, however, consider the effect of Section 246(c) of the Code, which disallows a dividends-received deduction with respect to shares that are held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held shares may be reduced by periods during which the taxpayer’s risk of loss with respect to the shares is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in shares, the dividends-received deduction may be reduced.

         In addition, amounts received by a corporate shareholder pursuant to this offer that are treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. The “extraordinary dividend” rules of the Code are highly complicated. Accordingly, any corporate shareholder that might have a dividend as a result of the sale of shares pursuant to this offer should review the “extraordinary dividend” rules to determine the applicability and impact of such rules to it.

Additional Tax Considerations

         The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their “net capital gain” (i.e., the excess of net long-term capital gains over net short-term capital losses) for the year. In particular, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year (currently 20 percent or less).

         Shareholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain (or the receipt of any ordinary income) caused by the surrender of any of our shares pursuant to the offer.

         Backup Withholding.  See Section 2 with respect to the application of the United States federal income tax backup withholding.

         Tax Consequences to Participants in the German American Bancorp Employee Stock Purchase Plan.  If you tender shares that were acquired under the Employee Stock Purchase Plan, your federal income tax liability will depend on whether the tender, or disposition, is "qualifying" or "disqualifying." A qualifying disposition is a tender of the shares that is made both (i) more than two years after the beginning of the offering period in which you acquired an option to purchase the shares through the Plan, and (ii) more than one year after you actually purchased the shares. A disqualifying disposition is a tender of the shares before both of these holding requirements are satisfied. A disqualifying disposition may result in the recognition of more ordinary income than capital gain income. Please see the Plan Summary and Prospectus for the Plan for more information.

         Tax Consequences for Holders of Shares Acquired through the Exercise of Incentive Stock Options under the 1992 Stock Option Plan or the 1999 Long-Term Equity Incentive Plan.  If you tender shares that were acquired through the exercise of an incentive stock option (also known as an ISO), your federal income tax liability will depend on whether the tender, or disposition, is “qualifying” or “disqualifying.” A qualifying disposition is a sale of the shares that is made both (i) more than two years after the date on which you were granted the incentive stock option to purchase the shares through the Plan, and (ii) more than one year after you actually purchased the shares. A disqualifying disposition is any sale made before both of these holding requirements are satisfied. A disqualifying disposition may result in the recognition of more ordinary income than capital gain income. Please see the Plan Summary and Prospectus for the Plans for more information.

         The tax discussion set forth above is included for general information only. The tax consequences of a sale pursuant to the offer may vary depending upon, among other things, whether the shares were acquired pursuant to an employee or director benefit plan, and other particular circumstances of the tendering shareholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the offer. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to the offer and the effect of the stock ownership attribution rules described above.

Section 14.    Effect of the Offer on the Market for our Shares; Registration under the Securities Exchange Act of 1934

Effect of the Offer

         As of January 31, 2003, there were 11,460,662 shares of our common shares outstanding. The purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of the Company’s common shares. Nonetheless, we believe that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. Based on the listing standards of NASDAQ applicable to the National Market System, we believe that, following our purchase of shares pursuant to this offer, our remaining common shares will continue to qualify to be quoted on NASDAQ. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if following the offer our common shares would not qualify to be quoted on NASDAQ.

Registration under the Securities Exchange Act of 1934

         The shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that the Company furnish certain information to its shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of the Company’s shareholders. The Company believes that our purchase of shares pursuant to our offer will not result in the shares becoming eligible for deregistration or not subject to the reporting obligations under the Securities Exchange Act of 1934. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if the offer would result in the common shares being held of record by fewer than 300 persons. As of January 31, 2003, there were approximately 3,300 record holders of our common shares.

Section 15.    Legal Matters; Regulatory Approvals

Legal Matters

         We are not aware of any license or regulatory permit that appears to be material to our business and that is likely to be adversely affected by our acquisition of shares pursuant to our offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to or as a result of the acquisition of shares pursuant to our offer. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may determine that it is required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares is subject to certain conditions. See Section 7.

Bank Regulatory Matters

         As a registered bank holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). Because we are (and upon completion of the offer we expect that we will remain) “well-capitalized” and “well-managed,” as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we are not required to file a notification with the Federal Reserve Board, or obtain its approval, in order to complete the proposed tender offer.

         The Bank Holding Company Act of 1956 and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a bank holding company such as German American Bancorp without the prior approval of the Federal Reserve Board. If, as a result of the offer, any shareholder becomes the beneficial owner of more than 10% of our common shares, such shareholder may be required to reduce its ownership interest in the Company or obtain regulatory approval to continue to own more than 10%. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder’s own legal counsel with respect to the consequences to the shareholder of the tender offer.

Section 16.    Cancellation, Extension, Termination and Amendment

         We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be reasonably determined by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of and payment for any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. We also expressly reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement thereof. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires us to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be reasonably determined by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer or by decreasing or increasing the number of shares being sought in the offer. Amendments to the offer may be made at any time and from time to time by publicly announcing them. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of the change. Without limiting the manner in which we may choose to make public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of the securities sought) will depend on the facts and the circumstances. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. The offer will continue to be extended for at least ten business days from the time we publish, send or give to holders of shares a notice that we will (a) increase or decrease the price we will pay for our shares or (b) increase (except for an increase not exceeding 2% of our outstanding shares) or decrease the number of shares we seek.

         For purposes of our offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

Section 17.    Fees and Expenses

         Donnelly Penman, French, Haggarty & Co. will act as the Dealer Manager for the Company in connection with this offer. The Company engaged the Dealer Manager on January 30, 2003, following the board of directors’ approval of the making of this offer. The Dealer Manager may contact shareholders by mail, telephone, facsimile, other electronic means and personal interviews, to solicit their attention and interest in the offer, and may request brokers, dealers and other nominee shareholders to forward materials relating to this offer to beneficial owners. The Company has paid the Dealer Manager a non-refundable advisory fee of $25,000 and has agreed to pay the Dealer Manager a solicitation fee equal to $.08 per share for any and all shares purchased in connection with the offer, including any shares purchased by the Company in excess of 1,000,000 shares, upon termination of the offer. In addition, the Company has agreed to reimburse the Dealer Manager for all of its reasonable out-of-pocket expenses which are estimated as not exceeding $10,000. The Company has also agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with its services, including liabilities under federal securities laws.

         The Company has paid the Depositary a fee of $2,500 and has agreed to pay the Depository a per-account fee to cover its out-of-pocket expenses in connection with processing tendered shares while acting as our Depositary in the offer, and has agreed to indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies, other than fees to the parties described above, for soliciting tenders of shares under our offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. Brokers, dealers, commercials banks and trust companies will, upon request, be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. We have not authorized any broker, dealer, commercial bank or trust company to act as our agent or the agent of the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this Offer to Purchase and Instruction 6 in the related Letter of Transmittal.

Section 18.    Where You Can Find Additional Information

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer. The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the SEC: 233 Broadway, New York, New York 10279, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Section 19.    Miscellaneous

         We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained, or incorporated, in this Offer to Purchase or in the related Letter of Transmittal. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where our offer is unlawful, or if you are a person to whom it is unlawful to direct this type of offer, then the offer presented in this Offer to Purchase does not extend to you. The information contained in this Offer to Purchase speaks only as of the date of this Offer to Purchase unless the information specifically indicates that another date applies.

         The Company is not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of our offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.

GERMAN AMERICAN BANCORP

FEBRUARY 7, 2003

EXHIBIT A

JASPER, INDIANA	JANUARY 30, 2003	GERMAN AMERICAN BANCORP ANNOUNCES INTENT TO EXTEND A SELF TENDER OFFER, REPORTS FOURTH QUARTER AND 2002 EARNINGS INCREASE, AND DECLARES QUARTERLY CASH DIVIDEND

German American Bancorp (NASDAQ: GABC) announced today that it intends to commence a self-tender offer on or about February 6, 2003 for up to 1,000,000 shares of its Common Stock, or approximately 9% of its outstanding shares. The tender offer will allow shareholders to tender their shares to the Company at a price of $20.00 per share. On Wednesday, January 29, 2003, the last transaction in the Company’s Common Stock as reported by NASDAQ was completed at $15.55 per share. The offer, which is expected to expire on or about March 14, 2003, unless extended, will be subject to other conditions that will be described in the Offer to Purchase that will be mailed to shareholders effective with the commencement date of the offering.

Mark A. Schroeder, the Company’s President & CEO, commenting on the pending tender offer stated, “Our Company’s capital level has grown, over the course of the past several years, to the point at which it is significantly in excess of the “well capitalized” level prescribed by banking regulators and in excess of the level required to support our current and future operations. As interest rates have declined to 50 year lows, the incremental current earnings on this excess capital is quite low and we believe it has had a detrimental effect on the level of the Company’s return on equity and earnings per share. After a thorough evaluation of a variety of alternatives, management and the Board have determined that a repurchase of our own shares at this time would be in the best interests of our shareholders. Through participating in our tender offer, both large and small shareholders will have an opportunity to enhance their liquidity or diversify their holdings at a premium to the market. Additionally, for the remaining GABC shareholders, we believe this action will result in enhanced earnings per share and return on equity going forward. We are extremely pleased that the strength of our capital position allows us to make this offer to our shareholders.”

The Company also announced that its year 2002 earnings were $9,442,000, or $.82 per share. Earnings for 2002 increased by approximately 2.7% from the $9,193,000, or $.79 per share, reported for 2001. Fourth quarter earnings in 2002 were $2,229,000, or $.19 per share, an increase of approximately 22.1% from the $1,825,000, or $.15 per share, in the fourth quarter of 2001.

The Company’s 2002 earnings increases were generated by the Company’s core banking segment. German American’s mortgage banking operations were adversely affected during the fourth quarter of 2001 and throughout 2002 due to the impact of historic low levels of interest rates on the valuation of mortgage servicing rights and net interest income. The mortgage banking segment experienced net losses of $963,000 and $324,000 for the twelve and three months ended December 31, 2002, compared to net income of $28,000 and a net loss of $302,000 for the comparable periods of 2001. Excluding the mortgage banking segment, the Company would have posted earnings growth of 13.5% and 20.0% for the twelve and three months ended December 31, 2002 compared with the same periods of 2001.

The Company’s Board of Directors also declared a regular quarterly cash dividend of $0.14 per share, payable on or before February 20, 2003 to shareholders of record as of February 10, 2003. The maintenance of the per share dividend following the issuance of the Company’s five percent annual stock dividend in December 2002 results in an effective five percent increase in the cash dividends paid to shareholders. This latest dividend action represents the eighth consecutive year of effective cash dividend increases in connection with the annual stock dividend declaration in December of each year.

German American Bancorp, a $1 billion financial services company, operates 5 affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, and Spencer and a business lending center in Evansville, Indiana. The Company also operates German American Financial Advisors & Trust Company as well as 4 independent insurance agencies located throughout its market area. The Company’s lines of business include retail and commercial banking, mortgage banking, comprehensive financial planning, full service brokerage and trust administration, title insurance, and a full range of personal and corporate property and casualty insurance products. German American Bancorp is based in Jasper, Indiana and its common stock is traded on NASDAQ’s National Market System under the symbol GABC.

A—1

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including the statements concerning management’s expectations that the planned self tender offer will commence and end on certain dates, that shareholders will have the opportunity to sell their shares to the Company under the offer at a premium to current market prices, and that the Company’s purchase of shares pursuant to the planned self tender offer may result in enhanced earnings per share and return on equity. With respect to these statements, readers are cautioned that the Company’s obligation to purchase shares under the self tender offer will be subject to compliance with applicable law and to a number of other conditions and, if those conditions are not satisfied, the Company could determine not to commence the offer or could withdraw the offer once it is commenced without purchasing any shares; that the Company is not obligated to purchase all shares tendered by each shareholder if more than the maximum amount sought is tendered to it under the offer; and that the Company’s expectations regarding enhanced earnings per share and return on equity as a result of the offer assume that the Company purchases the maximum number of shares that it is seeking to purchase at the offer price, and that the Company’s earnings and financial condition are not materially different from its recent earnings and current financial condition, except to the extent that earnings and financial condition are affected by the purchase of the shares pursuant to the offer. Readers are further cautioned that a variety of factors could cause the Company’s actual results to differ from those described herein, including general and local economic conditions, interest rate changes, risks associated with acquisitions, credit risks, regulatory risks and competition. For a more complete description of factors that could cause future results to differ from those described in forward-looking statements, see the discussions captioned “Forward-Looking Statements” in Item 1 of the Company’s annual report on Form 10-K for the year ended December 31, 2001 and in the Company’s quarterly reports on Form 10-Q filed during 2002.

Clarification dated February 7, 2003:

TO THE EXTENT THAT THE ABOVE PRESS RELEASE STATES THAT FORWARD-LOOKING
STATEMENTS RELATING TO THE TENDER OFFER ARE “FORWARD-LOOKING STATEMENTS”
AS DEFINED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995,
GERMAN AMERICAN BANCORP WITHDRAWS SUCH STATEMENTS.

A—2

                                        GERMAN AMERICAN BANCORP
                        (unaudited, dollars in thousands except per share data)

                                      Consolidated Balance Sheets
                                      ---------------------------

                                                                                December 31,
                                                                                -----------
                                                                       2002                  2001
                                                                       ----                  ----

ASSETS
       Cash and Due from Banks                                   $       27,627        $       36,893
       Short-term Investments                                             8,118                62,534
       Investment Securities                                            257,143               203,746

       Loans Held for Sale                                               13,138                 5,538

       Loans, Net of Unearned Income                                    610,741               657,166
       Allowance for Loan Losses                                         (8,301)               (8,388)
                                                                 --------------        --------------
            Net Loans                                                   602,440               648,778

       Premises and Equipment                                            21,966                20,016
       Other Assets                                                      26,573                37,606
                                                                 --------------        --------------
       TOTAL ASSETS                                              $      957,005        $    1,015,111
                                                                 ==============        ==============

LIABILITIES
       Non-interest-bearing Demand Deposits
       Interest-bearing Demand, Savings, and
         Money Market Accounts                                   $       95,655        $      106,613
                                                                        243,202               241,925
       Time Deposits less than $100,000                                 311,489               327,510
       Time Deposits $100,000 or more
         and Brokered Deposits                                           56,848                50,826
                                                                 --------------        --------------
            Total Deposits                                              707,194               726,874

       Borrowings                                                       132,319               174,385
       Other Liabilities                                                 12,973                11,643
                                                                 --------------        --------------
       TOTAL LIABILITIES                                                852,486               912,902

SHAREHOLDERS' EQUITY
       Common Stock and Surplus                                          90,297                83,277
       Retained Earnings                                                 12,298                18,133
       Accumulated Other Comprehensive Income (Loss)                      1,924                   799
                                                                 --------------        --------------
       TOTAL SHAREHOLDERS' EQUITY                                       104,519               102,209
                                                                 --------------        --------------

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY                      $      957,005        $    1,015,111
                                                                 ==============        ==============

BOOK VALUE PER SHARE                                             $         9.12        $         8.82(1)

END OF PERIOD SHARES OUTSTANDING                                     11,460,731           11 ,038,675(2)

(1)  Restated for December 2002 stock dividend.

(2)  End of period shares outstanding were not restated for the effect of stock dividends.

A—3

                                                 GERMAN AMERICAN BANCORP
                                 (unaudited, dollars in thousands except per share data)

                                            Consolidated Statements of Income
                                            ---------------------------------

                                                      Three Months Ended                        Twelve Months Ended
                                                         December 31,                              December 31,
                                                         -----------                               -----------
                                                    2002                2001                 2002                 2001
                                                    ----                ----                 ----                 ----
INTEREST INCOME
    Interest and Fees on Loans                  $   11,544          $    13,433           $   48,471          $   58,445
    Interest on Short-term Investments                 147                  457                  754               2,093
    Interest on Investment Securities                2,691                2,439               11,269              10,531
                                                ----------          -----------           ----------          ----------
    TOTAL INTEREST INCOME                           14,382               16,329               60,494              71,069
                                                ----------          -----------           ----------          ----------

INTEREST EXPENSE
    Interest on Deposits                             4,335                5,765               18,676              27,465
    Interest on Borrowings                           2,474                2,616                9,882              11,452
                                                ----------          -----------           ----------          ----------
    TOTAL INTEREST EXPENSE                           6,809                8,381               28,558              38,917
                                                ----------          -----------           ----------          ----------

    Net Interest Income                              7,573                7,948               31,936              32,152
    Provision for Loan Losses                          323                  165                1,115                 660
    Net Interest Income after Provision for
       Loan Losses                                   7,250                7,783               30,821              31,492
                                                ----------          -----------           ----------          ----------

NON-INTEREST INCOME
    Other Operating Income                           1,997                1,955                7,867               8,262
    Net Gain on Sales of Loans, Related
       Assets, & Provisions for Loss on
       Loans Held for Sale                             663                  383                1,625               1,509
    Net Gain/(Loss) on Sales of Securities              17                  ---                   17                   1
                                                ----------          -----------           ----------          ----------

    TOTAL NON-INTEREST INCOME                        2,677                2,338                9,509               9,772
                                                ----------          -----------           ----------          ----------

NON-INTEREST EXPENSE
    Salaries and Benefits                            4,318                4,510               17,443              16,669
    Other Operating Expenses                         2,992                3,532               11,458              12,639
                                                ----------          -----------           ----------          ----------
    TOTAL NON-INTEREST EXPENSE                       7,310                8,042               28,901              29,308
                                                ----------          -----------           ----------          ----------

    Income Before Income Taxes                       2,617                2,079               11,429              11,956
    Income Tax Expense                                 388                  254                1,987               2,763
                                                ----------          -----------           ----------          ----------

NET INCOME                                      $    2,229          $     1,825           $    9,442          $    9,193
                                                ==========          ===========           ==========          ==========

EARNINGS PER SHARE AND DILUTED EARNINGS PER     $     0.19          $      0.15 (1)       $     0.82          $     0.79(1)
                                                ==========          ===========           ==========          ==========
   SHARE

WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic                                        11,451,300          11,581,239(1)         11,486,776          11,572,927(1)
   Diluted                                      11,482,686          11,614,609(1)         11,517,825          11,585,218(1)

(1)  Restated for December 2002 stock dividend.

A—4

THE DEALER MANAGER FOR THE OFFER IS:

DONNELLY, PENMAN, FRENCH, HAGGARTY & CO.
300 River Place, Suite 4950
Detroit, MI 48207
Telephone: 1-866-440-2482 (toll free)

         You may direct any requests for additional copies of this Offer, the Letter of Transmittal, Notice of Guaranteed Delivery or other tender offer materials to the Dealer Manager, and such copies will be furnished promptly at our expense.

THE DEPOSITARY FOR THE OFFER IS:

UMB BANK, N.A.

BY MAIL	OVERNIGHT COURIER OR BY HAND	BY FACSIMILE
P.O. Box 410064 Kansas City, MO 64141-0064 Attn: Securities Transfer Division	928 Grand Blvd., 13th Floor Kansas City, MO 64106 Attn: Securities Transfer Division	(816) 860-3963

You may direct any questions concerning tender procedures to the Depositary at (800) 884-4225.